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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         AMERICAN COMMERCIAL LINES INC.

            American Commercial Lines Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter, the "Corporation"), hereby certifies as follows:

      1. Section 4.1(a) of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") is amended and restated in its entirety to read as follows:

      Section 4.1 Authorized Classes and Number of Shares.

      (a) The total number of shares of stock which the Corporation shall have authority to issue is one hundred thirty million (130,000,000) shares, consisting of one hundred twenty-five million (125,000,000) shares of Common Stock having a par value of $0.01 per share and five million (5,000,000) shares of Preferred Stock having no par value.

      2. Section 4.3 of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

      Section 4.3 Voting. Except as otherwise required by law or Article XI hereof, each share of Common Stock shall entitle the holder thereof to one vote per share on all matters as to which stockholders have the right to vote. Except as otherwise required by law, the holders of shares of Common Stock eligible to vote shall vote together as a single class.

      3. Section 4.4 of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

            Section 4.4 [RESERVED].

      4. A new Article XI is added to the Certificate of Incorporation immediately after Article X thereof to read as follows:

                                   ARTICLE XI

               CITIZENSHIP OF STOCKHOLDERS, OFFICERS AND DIRECTORS

      The purpose of this Article XI is to limit ownership and control of any class of shares of the capital stock of the Corporation by Aliens, and to limit the Alien status of certain officers and

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directors, in order to permit the Corporation and/or its Subsidiaries or
Controlled Persons to conduct their business as U.S. Maritime Companies.

      Section 11.1 Authority of Board of Directors. The Board of Directors is hereby authorized, but not required, to adopt such bylaws and resolutions and to effect any and all other measures as the Board of Directors deems reasonably necessary or desirable (consistent with applicable law and the provisions of this Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article XI, including without limitation, obtaining, pursuant to Section 11.2(c) of this Article XI or otherwise, representations and other proof as to the identity of stockholders and persons on whose behalf shares of any class of capital stock of the Corporation or any interest therein or right thereof are held or establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of capital stock of the Corporation, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof are owned or controlled by an Alien.

      Section 11.2 Suspension of Voting Rights of Excess Stock.

      (a) Suspension. If at any time Alien Held Shares exceed the Permitted Percentage, the Alien Held Shares in excess of the Permitted Percentage (such shares referred to herein as "Excess Stock"), effective as of and simultaneously with the date and time such excess first exists, shall not be entitled to vote, or be deemed to be outstanding for the purpose of determining the vote required, with respect to any matter submitted to stockholders of the Corporation, unless and until the occurrence of a Reinstatement Event. Such suspension of voting rights shall occur automatically upon the existence of such excess without the requirement of any action on the part of the Corporation or the Alien. The Alien Held Shares deemed to exceed the Permitted Percentage and constitute Excess Stock at any time shall be those Alien Held Shares, determined in reverse chronological order by date and time of acquisition of the Alien Held Shares, that equal the minimum number of whole Alien Held Shares necessary to cause the remaining Alien Held Shares not to exceed the Permitted Percentage.

      (b) Reinstatement. Upon the occurrence of a Reinstatement Event with respect to any shares of Excess Stock, effective as of and simultaneously with the date and time of such Reinstatement Event, such shares shall no longer constitute Excess Stock and shall be entitled to vote, and be deemed to be outstanding for the purpose of determining the vote required, with respect to any matter submitted to stockholders of the Corporation. Such reinstatement shall occur automatically upon such occurrence without the requirement of any further action on the part of the Corporation or the Alien.

      (c) Resolution of Disputes. In the event any dispute or disagreement shall arise with respect to the identity of shares of capital stock of the Corporation that constitute Excess Stock, the date and time of the suspension or reinstatement of voting rights with respect to such shares or any other matter pursuant to this Article XI, such matter shall be resolved by the Board of Directors of the Corporation. All such determinations of the Board of Directors shall be made in the sole discretion thereof and shall be final and binding on the stock subject thereto. In making such determinations, the Board of Directors may rely on Schedule 13D and 13G filings made pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, statements executed

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under oath, registered addresses of stockholders, records of the Corporation's stock transfer agent or book-entry facility or such other sources of information as the Board of Directors deems, in its sole discretion, appropriate under the circumstances and, unless such information is known to the Board of Directors to be false, it shall be fully protected in relying in good faith thereon. Any determination made by the Board of Directors, as applicable, to resolve such dispute or disagreement shall not be deemed to delay in any respect the date and time at which such suspension or reinstatement of voting rights has occurred.

      (d) Stock Certificates. Notwithstanding the existence from time to time of shares of Excess Stock pursuant to Section 11.2(a) of this Article XI or the subsequent transfer of such shares of Excess Stock to one or more other holders of record, the Corporation shall not be required, but shall have the right, to issue a replacement stock certificate identifying such Alien Held Shares as Excess Stock and, in the absence of a replacement stock certificate, the existing stock certificate at the time such Alien Held Shares became Excess Stock or any subsequent stock certificate issued with respect to such shares shall continue to represent such shares for all purposes hereunder.

      Section 11.3 Redemption of Excess Stock. The Corporation, by action of the Board of Directors, shall have the power, but not the obligation, to redeem shares of Excess Stock at any time out of funds lawfully available therefor subject to the following terms and conditions:

      (a) the per share redemption price to be paid for the Excess Stock shall be equal to the Fair Market Value of one share of such capital stock constituting the Excess Stock to be redeemed (the "Redemption Price");

      (b) the Redemption Price shall be paid either in cash (by bank or cashier's check) or by the issuance of Redemption Notes, as determined by the Board of Directors, in its sole discretion;

      (c) the Corporation may redeem all, some or none of the Excess Stock outstanding from time to time as the Board of Directors shall determine in its sole discretion;

      (d) written notice of the date of redemption (the "Redemption Date") together with, if applicable, a letter of transmittal to accompany certificates evidencing shares of stock which are surrendered for redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the Redemption Date to each holder of record of the selected shares to be redeemed, at such holder's last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the "Redemption Notice");

      (e) all right, title and interest in respect of the shares so selected for redemption (including without limitation the right to receive dividends or distributions), except for the right to receive the Redemption Price, shall terminate as of the earlier of (A) the Redemption Date or (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust for the benefit of such record holders;

      (f) each Redemption Notice shall specify (A) the Redemption Date, (B) the number of shares of Excess Stock to be redeemed from such holder, (C) the Redemption Price and the

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manner of payment thereof, (D), if applicable, the place where certificates for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E), if applicable, any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal; and (F) the fact that all right, title and interest in respect of the shares so selected for redemption, except for the right to receive the Redemption Price, shall terminate as provided in clause (e) of this Section 11.3;

      (g) upon surrender of the shares, including the related certificates, if applicable, so redeemed in accordance with the requirements of the Redemption Notice and, if applicable, accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the owner of such shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed without cost to the holder thereof; and

      (h) Alien Held Shares constituting Excess Stock on the date immediately preceding the date of a Redemption Notice with respect to such shares shall continue to constitute Excess Stock for purposes of this Section 11.3 notwithstanding the occurrence of a Reinstatement Event with respect to such shares on or after the date of the Redemption Notice.

      Section 11.4 Citizenship of Officers and Directors. Except as otherwise permitted by or consistent with the laws and regulations applicable to U.S. Maritime Companies, as amended or modified from time to time, (a) at no time shall more than a minority of the number of directors of the Corporation necessary to constitute a quorum be Aliens, and (b) at no time shall the chairman of the board or the chief executive officer of the Corporation, or any other person not so designated but duly acting in such capacity on behalf of the Corporation, be an Alien.

      Section 11.5 Severability. Each provision of this Article XI is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XI is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XI shall not be affected, and this Article XI shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.

      Section 11.6 Definitions. For purposes of this Article XI only, the following definitions shall apply:

      "Alien" means (i) any person (including an individual, a partnership, a corporation, a limited liability company or an association) who is not a United States citizen, within the meaning of Section 2 of the Shipping Act, 1916, as amended or as it may hereafter be amended; (ii) any foreign government or representative thereof; (iii) any corporation, the chief executive officer by any title or chairman of the board of directors of which is an Alien, or of which more than a minority of the number of its directors necessary to constitute a quorum are Aliens; (iv) any corporation organized under the laws of any foreign government; (v) any corporation of which 25% or greater interest is Owned Beneficially or of record, or may be voted by, an Alien or Aliens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by an Alien or Aliens (the Board of Directors of the Corporation being authorized to determine reasonably the meaning of "control" for this purpose); (vi) any

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partnership, limited liability company, or association which is controlled by an
Alien or Aliens; or (vii) any person (including an individual, partnership, corporation, limited liability company or association) who acts as representative of or fiduciary for any person described in clauses (i) through
(vi) above.

      "Alien Held Shares" means shares of capital stock of the Corporation held of record or Owned Beneficially by Aliens.

      "Controlled Person" means any corporation or other entity of which the Corporation or any Subsidiary owns or controls a 25% or greater equity interest.

      "Fair Market Value" shall mean the average Market Price of one share of the class of capital stock constituting the Excess Stock to be redeemed for the 20 consecutive trading days next preceding the date on which a Redemption Notice is sent pursuant to clause (d) of Section 11.3 of this Article XI; provided, however, that "Fair Market Value" as to any stockholder who purchased the shares of stock to be redeemed within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price originally paid by such stockholder for such shares. The "Market Price" for a particular day shall mean the last reported sales price, regular way, or in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported (i) on the New York Stock Exchange, Inc. ("NYSE") composite tape; and (ii) if the stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the stock is then listed or admitted to unlisted trading privileges; and (iii) if the stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as reflected on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System; and (iv) if the stock if not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, the average of the closing "bid" and "asked" prices on such day in the over-the-counter market as reported by NASDAQ; and (v) if none of (i) through (iv) is applicable, the fair value of one share of stock as determined in good faith by the Board of Directors, which determination shall be conclusive.

      "Owned Beneficially" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Securities Exchange Act of 1934, as amended.

      "Permitted Percentage" means 24.99% of the outstanding shares of the capital stock of the Corporation or any class thereof.

      "Reinstatement Event" means, with respect to any shares of Excess Stock, that such shares of Excess Stock either (i) are no longer Alien Held Shares or
(ii) when added to the number of Alien Held Shares acquired prior to the date and time of acquisition of such Excess Stock, no longer exceed the Permitted Percentage.

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      "Redemption Notes" shall mean interest bearing promissory notes of the
Corporation with a maturity of not more than 10 years from the date of issue and bearing interest, payable at such time or times on or prior to maturity as the Board of Directors of the Corporation, it its sole discretion, shall determine, at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory note as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory note. Each Redemption Note may contain such other terms as the Board of Directors of the Corporation, in its sole discretion, shall determine.

      "Subsidiary" means any corporation or other entity of which the Corporation or any Subsidiary of the Corporation owns more than 50% of the outstanding equity interest.

      "U.S. Maritime Company" means any corporation or other entity which, directly or indirectly (i) owns or operates vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (ii) owns or operates any vessel built with construction differential subsidies from the United States Government (or any agency thereof); (iii) is a party to a maritime security program agreement with the United States Government (or any agency thereof) on account of vessels owned, chartered or operated by it; (iv) owns any vessel on which there is a preferred mortgage issued in connection with Title XI of the Merchant Marine Act of 1936, as amended; (v) operates vessels under agreement with the United States Government (or any agency thereof); (vi) conducts any activity, takes any action or receives any benefit which would be adversely affected under any provision of the U.S. maritime, shipping or vessel documentation laws by virtue of Alien ownership of its stock; or (vii) maintains a Capital Construction Fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended.

      5. In accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, the aforesaid amendment was duly adopted by the written consent of the stockholders of the Corporation.

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            IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by Lisa L. Fleming, its Senior Vice President, Law & Administration and Secretary, this 18th day of July, 2005.

                               AMERICAN COMMERCIAL LINES INC.

                               By: /s/ Lisa L. Fleming
                                   -------------------------------
                               Name: Lisa L. Fleming
                               Title: Senior Vice President, Law &
                                      Administration and Secretary

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